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                            MEMBERWORKS INCORPORATED


    EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)
                    (In thousands, except per share amounts)

                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997
PRIMARY:
Net income                                                                       $    347
                                                                                 ========
Weighted average number of common shares outstanding                               14,736
Weighted average number of common equivalent shares outstanding (1)                 1,424
                                                                                 --------
Weighted average number of common and common equivalent shares outstanding         16,160
                                                                                 ========
Primary earnings per share                                                       $   0.02
                                                                                 ========
FULLY DILUTED (2):
Net income                                                                       $    347
                                                                                 ========
Weighted average number of common shares outstanding                               14,736
Weighted average number of common equivalent shares outstanding (1)                 1,495
                                                                                 --------
Weighted average number of common and common equivalent shares outstanding         16,231
                                                                                 ========
Fully diluted earnings per share                                                 $   0.02
                                                                                 ========
                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996
PRO FORMA NET LOSS PER SHARE:
Net loss                                                                         $ (1,598)
                                                                                 ========
Weighted average number of shares of Class A common
          stock and Common Stock outstanding                                        5,683
Automatic conversion of Series A, B, C, D and H preferred
          stock and redemption of Series E and F preferred stock                    6,610
Stock options granted one year prior to filing                                        448
                                                                                 --------
Weighted average number of common shares outstanding as adjusted                   12,741
                                                                                 ========
Pro forma net loss per share                                                     $  (0.13)
                                                                                 ========
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(1)      Represents incremental shares from the assumed exercise of stock options and warrants outstanding reduced by the number of shares which could be purchased with proceeds from exercise of stock options and warrants at the average market price per share of Common Stock for primary earnings per share and the higher of the average market price per share or quarter ending price per share of Common Stock for fully diluted earnings per share.

(2) This calculation is submitted in accordance with Item 601(b) 11 of Regulation S-K although not required by APB Opinion No. 15 because the stock options and warrants result in dilution of less than 3%.